AMENDED AND RESTATED CLASS 2 DISTRIBUTION PLAN

I. Investment Company: Franklin Templeton Variable Insurance Products Trust

II. Funds:  Franklin Strategic Income VIP Fund

   Templeton Developing Markets VIP Fund

   Templeton Foreign VIP Fund

   Templeton Global Bond VIP Fund

Preamble to Amended and Restated Class 2 Distribution Plan

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (the “Trust”) is an open-end management investment company organized as a Delaware statutory trust, which offers the shares of beneficial interest of its series named above (each, a “Fund”) to certain: (i) life insurance companies (“Insurance Companies”), for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively, “Variable Contracts”); and (ii) funds of funds and other permitted investors.

The following Amended and Restated Distribution Plan (the “Amended Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by the Trust for the use of the Class 2 shares of each Fund, which amends and restates the prior Distribution Plan (which, together with the Amended Plan, are referred to as the “Plan”) which took effect as to a Fund on the date the Class 2 shares of such Fund were first offered for sale (the “Effective Date of the Plan”). The Plan has been approved by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Board members who are not interested persons (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

The Board’s approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and its Class 2 shareholders.

Amended and Restated Distribution Plan

1. The Trust, on behalf of each Fund, shall pay Franklin Distributors, LLC (“Distributors”), the Insurance Companies or others (subject to the limitations described below) for the promotion and distribution of the Class 2 shares or Variable Contracts offering Class 2 shares of the Fund, as well as for shareholder services provided to existing

Class 2 shareholders of the Fund or owners of Variable Contracts offering Class 2 shares. Distribution expenses may include, but are not limited to, the printing of prospectuses and reports used for sales purposes; preparing and distributing sales literature (and any related expenses); advertisements; education of Variable Contract owners or dealers and their representatives; payments to certain dealers who participate in the offering of variable insurance products that invest in the Fund, including business planning assistance, advertising, educating dealer personnel about the Fund and shareholder financial planning needs, placement on the dealer’s list of offered funds, and access to sales meetings, sales representatives and management representatives of the dealer; and other distribution-related expenses. Shareholder service expenses may include, but are not limited to, payments made to Insurance Companies, dealers or others that are, among other things, service fees as defined under Financial Industry Regulatory Authority, Inc. (“FINRA”) rules, or for furnishing personal services or such other enhanced services a Fund shareholder or a Variable Contract owner may require, or maintaining customer accounts and records. Agreements for the payment of fees to the Insurance Companies or others shall be in a form that has been approved from time to time by the Board, including the Independent Trustees.

2. The maximum amount that may be paid by each Fund shall be 0.25% per annum of the average daily net assets represented by such Fund’s Class 2 shares. These payments shall be made monthly by each Fund to Distributors, the Insurance Companies or others. Expenses in excess of these maximum annual rates that otherwise qualify for payment shall not be carried forward into successive annual periods.

3. In no event shall the aggregate payments deemed to be made pursuant to the Plan exceed the amount permitted to be paid pursuant to the Rules of FINRA or any successors thereto.

4. Distributors shall furnish to the Board for its review, on a quarterly basis, a written report of the monies paid to it, to the Insurance Companies and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan, and any agreements related to the Plan, shall continue in effect for a period of more than one year with respect to a Fund only so long as such continuance is specifically approved for the Fund at least annually by a vote of the Board, including the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

6. The Plan may be terminated with respect to the Class 2 shares of a Fund at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class 2 shares of such Fund, as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3).

7. Any agreement related to this Plan:

 (a) may be terminated with respect to the Class 2 shares of a Fund at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class 2 shares of such Fund on not more than sixty (60) days’ written notice to any other party to the agreement; and

(b) will automatically terminate in the event of its assignment (as defined in the 1940 Act).

8. The Plan for a Fund may not be amended for such Fund to increase materially the amount to be spent for distribution by the Fund pursuant to Paragraph 2 hereof without approval by a majority of such Fund’s outstanding Class 2 shares (as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3)).

9. All material amendments to the Plan for any Fund shall be approved for such Fund by a vote of the Board and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

10. So long as the Plan is in effect, the Board shall satisfy the fund governance standards included in Rule 0-1(a)(7) under the 1940 Act, including that the selection and nomination of the Trust’s trustees that are not interested persons of the Trust (as defined in the 1940 Act) shall be committed to the discretion of such Trustees who are not interested persons of the Trust.

11.  Where the effect of a requirement of the 1940 Act reflected in any provision of the Plan is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

This Amended Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, on behalf of each of the Funds, respectively, and Distributors as evidenced by their execution hereof.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

By: /s/ Steven J. Gray

 Steven J. Gray

Title: Vice President and Co-Secretary

FRANKLIN DISTRIBUTORS, LLC

By: /s/ Jeffrey S. Masom

 Jeffrey S. Masom

Title: President

Date: July 9, 2009, as revised January 1, 2020, May 13, 2020 and July 7, 2021